Valmont Announces Second Quarter 2015 Results

Highlights:

•	Despite very difficult end market conditions, operating income as a percent of sales was 10.0%, excluding $14.3 million of pre-tax restructuring charges.

•	Reduced global investment in oil, gas and mining infrastructure negatively affected results in the Engineered Infrastructure Products and Coatings Segments.

•	Ongoing operational improvements in the Utility Support Structures Segment did not offset deleverage and the effects of price competitive markets.

•	Irrigation Segment’s quality of earnings remained strong despite lower volumes, with operating income of 17%.

•	Currency translation negatively affected sales and operating income by approximately $55 million and $5 million, respectively.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported second quarter sales of $682.1 million compared with $842.6 million for the same period of 2014. Second quarter 2015 operating income was $54.0 million ($68.3 million before restructuring charges), versus $104.8 million in 2014. Second quarter net income was $27.9 million versus $64.0 million in 2014, or $1.19 per diluted share compared to $2.38 in 2014. Excluding the effects of restructuring, second quarter earnings per diluted share were $1.61. (See Reg. G table on last page).

For the first six months of 2015, sales were $1,352.5 million versus $1,594.3 million in 2014. Valmont’s first-half net earnings were $58.6 million, or $2.47 per diluted share, compared with 2014 first-half net earnings of $120.0 million, or $4.46 per diluted share. Excluding the effects of restructuring, six-month earnings per diluted share were $2.89.

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Second Quarter Review:

“Each of our segments continued to face challenging end-markets,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “In the Engineered Infrastructure Products Segment, reduced capital investments in oil, gas and mining negatively affected certain of our businesses. However, North American results improved aided by the Shakespeare acquisition and better lighting and traffic markets. In the Utility Support Structures Segment, lower volumes and competitive pricing substantially reduced results. Continued weakness in the Australian industrial economy adversely affected the Coatings segment. Global demand for our Irrigation products decreased as a result of lower net farm income resulting in reduced investments by farmers.
 “We have made significant progress on our previously announced restructuring. In North America, the Utility Support Structures Segment consolidated some production into lower cost operating sites, reducing the overall cost structure. In Australia, plant consolidations took place both in the Coatings and Engineered Infrastructure Products Segments. In Europe, we also reduced our cost structure. The total pre-tax cost of the above actions, plus other cost reductions was $14.3 million. Non-cash asset impairments were $9.3 million and cash charges were $5.0 million.
“Operating income was 8.0% of net sales. Excluding restructuring costs, operating income was 10.0% of net sales, compared with 12.4% in 2014.”

Second Quarter Segment Review:

Engineered Infrastructure Products Segment (37% of 2nd Quarter Sales)
Engineered structures and components for global lighting and traffic, wireless communication, roadway safety, offshore structures and access systems applications.

Second quarter sales were $261.1 million, a 14% decrease from 2014, of which currency translation contributed $29.3 million to the decline. The primary drivers of lower comparisons were in the offshore structures and access systems product lines.

In North America, sales of lighting and traffic products increased mainly due to the acquisition of Shakespeare, a composite structures manufacturer, in October, 2014. Wireless communication structure sales declined due to a slowdown in network investment by a large carrier.

In Europe, lighting and traffic structure sales rose in local currency due to the completion of a large project. Offshore structure sales were negatively impacted by customer delays in introducing new wind products, and deferred oil and gas investment.

In the Asia-Pacific region, growing investment in China’s 4G networks led to a significant sales increase in wireless communication structures. However, engineered access system sales declined due to lower oil and gas investment in the region and continued weakness in the Australian mining sector.

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Operating income was $17.4 million, or 6.7% of segment sales. Excluding the restructuring costs, operating income as a percent of sales was 8.4% compared with 9.4% in 2014.

Utility Support Structures Segment (23% of 2nd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $163.0 million were 24% lower than 2014, due to a decline in North American volumes, significantly lower steel costs and competitive pricing pressure. International sales, while not significant, were unchanged from last year.

In North America, deferred transmission investment by several of our larger customers, and an increase of smaller structures in the sales mix led to reduced sales. Canadian transmission project activity slowed as oil investment declined.

Utility operating income declined to $10.4 million or 6.4% of segment sales. Excluding restructuring costs, operating income as a percent of sales was 7.9% compared with 12.4% in 2014. Ongoing operational improvements were more than offset by lower competitive pricing and volume. Current restructuring and cost reducing initiatives are expected to improve profitability.

Coatings Segment (11% of 2nd Quarter Sales)
Global galvanizing, painting and anodizing services.

Global Coatings Segment sales of $76.1 million were 11% lower than last year. Sales declined in Australia due to reduced mining and industrial activity. The restructuring actions in Australia focused on consolidation of facilities, reducing operating costs going forward. In North America both custom and internal irrigation and utility volumes declined.

Including restructuring costs of $4.8 million, operating income was $7.9 million, or 10.4% of net sales compared to last year’s $15.8 million. Excluding the effect of restructuring, operating income declined $3.2 million and was 16.6% compared with 18.6% in 2014.

Irrigation Segment (22% of 2nd Quarter Sales)
Agricultural irrigation equipment and related parts and services worldwide.

Irrigation Segment sales fell 30% to $153.8 million, due to a global decline in farm income and crop prices. Currency translation had a $12.6 million negative impact on sales.

In North America, declining sales reflect significantly reduced capital spending by farmers due to lower farm income. Additionally, a relatively wet spring meant lower operating time on irrigation equipment, reducing demand for aftermarket parts. Furthermore, sales of storm damaged equipment were substantially lower than last year’s unusually strong levels.

International sales declined in several markets, particularly Brazil, where sales fell below record 2014 levels. Investment in farm equipment in Brazil slowed, partly due to delays and uncertainty in government-sponsored financing programs. Currency translation had a negative impact on international results, in particular due to a significant devaluation of the Brazilian currency.

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The quality of segment operating income remained solid at $25.8 million or 16.8% of sales due to effective cost management. Excluding the effect of restructuring, operating income was 17.0% compared with 18.9% in 2014.

Outlook:

“We do not expect the challenges we face in the external environment to abate in the near future,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

“Reduced global investment in oil and gas development, the weaker Australian economy, and foreign currency translation will lead to unfavorable second-half comparisons in the Engineered Infrastructure Products Segment.

“In the Utility Support Structures Segment, market conditions are not expected to change in the short-term. However, good progress has been made on our cost reduction and restructuring initiatives that will meaningfully reduce our overall cost structure going into next year.

“In the Coatings Segment, we currently do not expect a meaningful change in end market demand.  We will continue to press operational improvements and should benefit from the restructuring efforts to date.

“In the Irrigation Segment, we expect a significant unfavorable comparison in the third quarter absent the benefit of last year’s storm damage and reduced sales in Brazil.

“Given this outlook, we will continue to intensify our focus on operational improvements and cost reductions.  We are on schedule by year-end to complete many of the restructuring initiatives we announced in April. I am confident our restructuring efforts should lead to improved performance over time.”

“Despite the short-term challenges in our businesses, the long-term drivers of our businesses have not changed, underpinning our optimism and positive outlook for Valmont,” added Mr. Bay.

An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 66198011 or via the Internet at 8:00 a.m. CDT July 23, 2015, by pointing browsers to: https://engage.vevent.com/rt/valmontindustries_ao~072315.  After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 66198011 beginning July 23, 2015 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 30, 2015.

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Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

		Second Quarter		Year-to-Date
		13 Weeks Ended		26 Weeks Ended
		27-Jun-15	28-Jun-14	27-Jun-15	28-Jun-14
Net sales		$ 682,123	$ 842,599	$ 1,352,521	$ 1,594,339
Cost of sales		512,575	622,122	1,017,519	1,166,880
Gross profit		169,548	220,477	335,002	427,459
Selling, general and administrative expenses		115,548	115,701	223,319	223,835
Operating income		54,000	104,776	111,683	203,624
Other income (expense)
Interest expense		(11,232)	(8,304)	(22,360)	(16,501)
Interest income		616	1,577	1,490	3,316
Other		(28)	1,903	988	(3,909)
		(10,644)	(4,824)	(19,882)	(17,094)
Earnings before income taxes and equity in		43,356	99,952	91,801	186,530
earnings of nonconsolidated subsidiaries
Income tax expense		13,917	34,070	30,855	64,085
Earnings before equity in earnings of		29,439	65,882	60,946	122,445
nonconsolidated subsidiaries
Equity in earnings of nonconsolidated subsidiaries		-	(30)	-	(30)
Net earnings		29,439	65,852	60,946	122,415
Less: Earnings attributable to non-controlling interests		(1,566)	(1,876)	(2,334)	(2,459)
Net earnings attributable to Valmont Industries, Inc.		$ 27,873	$ 63,976	$ 58,612	$ 119,956

Average shares outstanding (000's) - Basic		23,336	26,623	23,602	26,669
Earnings per share - Basic		$ 1.19	$ 2.40	$ 2.48	$ 4.50

Average shares outstanding (000's) - Diluted		23,450	26,856	23,716	26,903
Earnings per share - Diluted		$ 1.19	$ 2.38	$ 2.47	$ 4.46

Cash dividends per share		$ 0.375	$ 0.375	$ 0.750	$ 0.625

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

		Second Quarter		Year-to-Date
		13 Weeks Ended		26 Weeks Ended
		27-Jun-15	28-Jun-14	27-Jun-15	28-Jun-14

Net sales
Engineered Infrastructure Products		$ 261,069	$ 304,352	$ 499,462	$ 532,814
Utility Support Structures		162,929	213,030	339,270	427,757
Coatings		76,094	85,157	150,454	167,328
Infrastructure products		500,092	602,539	989,186	1,127,899

Irrigation		153,821	219,917	308,297	432,650
Other		50,404	61,786	104,262	120,388
Less: Intersegment sales		(22,194)	(41,643)	(49,224)	(86,598)
Total		$ 682,123	$ 842,599	$ 1,352,521	$ 1,594,339

Operating Income
Engineered Infrastructure Products		$ 17,424	$ 28,625	$ 29,406	$ 42,334
Utility Support Structures		10,399	26,375	25,756	59,132
Coatings		7,862	15,820	18,861	29,706
Infrastructure products		35,685	70,820	74,023	131,172

Irrigation		25,814	41,473	50,116	84,619
Other		6,273	8,343	12,871	16,893
Corporate		(13,772)	(15,860)	(25,327)	(29,060)
Total		$ 54,000	$ 104,776	$ 111,683	$ 203,624

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, offshore, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than
10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, and industrial fasteners, are reported in the "Other" category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

		27-Jun-15		28-Jun-14
ASSETS
Current assets:
Cash and cash equivalents		$ 317,523		$ 455,927
Accounts receivable, net		491,706		543,608
Inventories		379,897		381,943
Prepaid expenses		56,653		66,916
Refundable and deferred income taxes		44,072		71,334
Total current assets		1,289,851		1,519,728
Property, plant and equipment, net		570,977		638,854
Goodwill and other assets		706,564		700,022
		$ 2,567,392		$ 2,858,604

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt		$ 1,096		$ 188
Notes payable to banks		7,914		17,485
Accounts payable		186,421		208,834
Accrued expenses		165,138		186,996
Dividend payable		8,733		9,930
Total current liabilities		369,302		423,433
Long-term debt, excluding current installments		765,272		478,498
Other long-term liabilities		292,225		341,583
Shareholders' equity		1,140,593		1,615,090
		$ 2,567,392		$ 2,858,604

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)
The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs, and (2) the non-cash after-tax loss or gain associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price at June 27, 2015, and June 28, 2014,   (b) operating income of restructuring costs, and (c) segment operating income of restructuring costs. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

		Second Quarter Ended June 27, 2015	Diluted earnings per share	Year-to-Date June 27, 2015	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported		$ 27,873	$ 1.19	$ 58,612	$ 2.47

Restructuring expenses - after tax		9,828	0.42	10,324	0.44

Fair market value adjustment, Delta EMD - after-tax		167	0.01	(433)	(0.02)

Net earnings attributable to Valmont Industries, Inc. - Adjusted		$ 37,868	$ 1.61	$ 68,503	$ 2.89
Average shares outstanding (000's) - Diluted			23,450		23,716

		Second Quarter Ended June 28, 2014	Diluted earnings per share	Year-to-Date June 28, 2014	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported		$ 63,976	$ 2.38	$ 119,956	$ 4.46

Fair market value adjustment, Delta EMD - after-tax		115	0.01	3,501	0.13

Net earnings attributable to Valmont Industries, Inc. - Adjusted		$ 64,091	$ 2.39	$ 123,457	4.59
Average shares outstanding (000's) - Diluted			26,856		26,903

Operating Income Reconciliation		Second Quarter Ended June 27, 2015
Operating income - as reported		$ 54,000

Restructuring expenses - before tax		14,270

Adjusted Operating Income		$ 68,270

Net Sales		682,123

Operating Income as a % of Sales		7.9%

Adjusted Operating Income as a % of Sales		10.0%

	For the Second Quarter Ended June 27, 2015
Segment Operating Income Reconciliation	Engineered Infrastructure Products	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

Operating income - as reported	$ 17,424	$ 10,399	$ 7,862	$ 25,814	$ (7,499)

Restructuring expenses - before tax	4,497	2,455	4,769	349	2,203

Adjusted Operating Income	$ 21,921	$ 12,854	$ 12,631	$ 26,163	$ (5,296)

Net sales	261,069	162,929	76,094	153,821

Operating Income as a % of Sales	6.7%	6.4%	10.3%	16.8%	NM

Adjusted Operating Income as a % of Sales	8.4%	7.9%	16.6%	17.0%	NM

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